Exhibit 99.1

Unilife Announces Review of Strategic Alternatives

Morgan Stanley Appointed as Strategic Advisor in Response to Expressions of Interest from Third Parties

York, PA. – September 2, 2015. Unilife Corporation (“Unilife” or the “Company”) (NASDAQ: UNIS and ASX: UNS), a developer, manufacturer and supplier of injectable drug delivery systems, today announced that in response to third-party initiated expressions of interest, the Company’s Board of Directors has engaged Morgan Stanley & Co. LLC to conduct a review of strategic alternatives to maximize shareholder value.

Potential strategic alternatives to be explored and evaluated during the review process may include a possible sale of the Company, a strategic partnership with one or more parties or the licensing of some of the Company’s proprietary technologies. The Unilife Board of Directors will not provide any commitment regarding when or if this strategic review process will result in any type of transaction, and no assurance can be given that the Company will determine to pursue a potential sale, strategic partnership or licensing arrangement.

Mr. Alan Shortall, Chairman and CEO of Unilife, said: “In keeping with the Board’s commitment to act in the best interests of all shareholders, we have determined at this time that it is prudent to explore strategic alternatives to determine the best opportunities for enhancing shareholder value. Unilife management will continue to operate the business as normal during this review process to serve the needs of existing and prospective pharmaceutical customers.”

About Unilife Corporation

Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S. based developer and commercial supplier of injectable drug delivery systems. Unilife’s portfolio of innovative, differentiated products includes prefilled syringes with automatic needle retraction, drug reconstitution delivery systems, auto injectors, wearable injectors, insulin patch pumps, ocular delivery systems and novel systems. Products within each platform are customizable to address specific customer, drug and patient requirements. Unilife’s global headquarters and manufacturing facilities are located in York, PA. For more information, visit www.unilife.com or download the Unilife IRapp on your iPhone, iPad or Android device.

General: UNIS-G

Forward-Looking Statements

This press release contains forward-looking statements. All statements that address operating performance, or other events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.

Investor / PR Contacts (US):	Analyst Enquiries	Investor Contacts (Australia)
Todd Fromer / Garth Russell	Lynn Piper	Jeff Carter
KCSA Strategic Communications	Westwicke Partners	Unilife Corporation
P: + 1 212-682-6300	P: + 1 415-309-5999	P: + 61 2 8346 6500